As filed with the Securities and Exchange Commission on June 22, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

(Exact name of registrant as specified in its charter)

Maryland	74-3113410
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(I.R.S. EMPLOYER IDENTIFICATION NO.)

400 Hamilton Avenue, Suite 310, Palo Alto, CA	94301
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICE)	(ZIP CODE)

Hercules Technology Growth Capital, Inc. 2004 Equity Incentive Plan (2007 Amendment and Restatement)

(Full title of the plan)

Manuel A. Henriquez

Chairman and Chief Executive Officer

Hercules Technology Growth Capital,

Inc.

400 Hamilton Avenue, Suite 310 Palo Alto, CA 94301

(650) 289-3060

(Name, address and telephone number of agent for service)

Copy to: Cynthia M. Krus, Esq. Sutherland Asbill & Brennan LLP 1275 Pennsylvania Ave., N.W. Washington, D.C. 20004 (202) 383-0100

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $.001 per share	7,000,000 shares	$13.53	(2)	$94,710,000	$2,908

(1)	Pursuant to Rule 416, this registration statement also covers such additional shares of our common stock as may be issued by reason of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) and 457(h)(1) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of our common stock as reported on the Nasdaq Global Market on June 15, 2007.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to the participants in the 2004 Equity Incentive Plan (2007 Amendment and Restatement) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) in accordance with the requirements of Part I of Form S-8, but constitute (along with the documents incorporated by reference into this registration statement pursuant to Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference.

We hereby incorporate, or will be deemed to have incorporated, herein by reference the following documents:

•	Our Annual Report on Form 10-K for the year ended December 31, 2006 filed on March 9, 2007;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 filed on May 8, 2007;

•	Our Current Reports on Forms 8-K filed on February 7, 2007, February 20, 2007, March 9, 2007, April 3, 2007, May 3, 2007 and May 4, 2007; and

•

The description of our common stock contained in our registration statement on Form 8-A filed with the Commission on February 22, 2005, including any amendment thereto or report filed for the purpose of updating such description.

Each document filed subsequent to the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Hercules’s charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law, subject to the requirements of the 1940 Act.

Hercules’s charter authorizes it, to the maximum extent permitted by Maryland law and subject to the requirements of the 1940 Act, to obligate itself to indemnify any present or former director or officer or any individual who, while a director or officer of the Registrant and at its request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in any such capacity and, under certain circumstances and provided certain conditions have been met, to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. Hercules’s bylaws obligate it, to the maximum extent permitted by Maryland law and subject to the requirements of the 1940 Act, to indemnify any present or former director or officer or any individual who, while a director or officer of Hercules and at its request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in any such capacity from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in any such capacity and, under certain circumstances and provided certain conditions have been met, to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. The charter and bylaws also permit Hercules to indemnify and, under certain circumstances and provided certain conditions have been met, advance expenses to any person who served a predecessor of Hercules in any of the capacities described above and any of it’s employees or agents or any employees or agents of its predecessor. In accordance with the 1940 Act, Hercules will not indemnify any person for any liability to which such person would be subject by reason of such person’s willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. Additionally, Hercules will not indemnify any person with respect to any matter as to which such person shall have been finally adjudicated in any proceeding not to have acted in good faith in the reasonable belief that their action was in the best interests of Hercules.

Maryland law requires a corporation (unless its charter provides otherwise, which Hercules’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Hercules pursuant to the provisions described above, or otherwise, Hercules has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Hercules of expenses incurred or paid by a director, officer or controlling person in the successful defense of an action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, Hercules will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

In addition, we have agreed to indemnify, to the maximum extent permitted by Maryland law and the 1940 Act, representatives of JMP Asset Management LLC and Farallon Capital Management, L.L.C. on terms similar to those afforded to our directors and officers under our charter and bylaws in connection with their activities in evaluating our investment opportunities prior to our election to be regulated as a business development company.

The Company carries liability insurance for the benefit of its directors and officers (other than with respect to claims resulting from the willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office) on a claims-made basis of up to $3,000,000, subject to a $250,000 retention and the other terms thereof.

The above discussion of Maryland and Federal law and Hercules’s amended and restated charter is not intended to be exhaustive and is respectively qualified in its entirety by such statute and our restated certificate of incorporation.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description of Exhibit
3.1	Amended and Restated Charter of the Company (Incorporated by reference to Exhibit a of the Company’s Pre-Effective Amendment No. 1, as filed on May 17, 2005, to the Company’s Registration Statement on Form N-2 originally filed with the Commission on February 22, 2005).

3.2	Articles of Amendment of the Company (Incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K originally filed with the Commission on March 9, 2007).

3.3	Amended and Restated Bylaws of the Company (Incorporated by reference to Exhibit b of the Company’s Pre-Effective Amendment No. 1, as filed on May 17, 2005, to the Company’s Registration Statement on Form N-2 originally filed with the Commission on February 22, 2005.).

4.1	Hercules Technology Capital Growth, Inc. 2004 Equity Incentive Plan (2007 Amendment and Restatement).

5.1	Opinion of Sutherland Asbill & Brennan LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Sutherland Asbill & Brennan LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included in the signature page)

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on this 22nd day of June, 2007.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

By:	/s/ Manuel A. Henriquez
Name:	Manuel A. Henriquez
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Manuel A. Henriquez as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing required and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, could lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Manuel A. Henriquez	Chairman, Chief Executive Officer and Director (principal executive officer)	June 22, 2007
Manuel A. Henriquez

/s/ David M. Lund	Chief Financial Officer and Chief Accounting Officer (principal financial officer)	June 22, 2007
David M. Lund

/s/ Robert P. Badavas	Director	June 22, 2007
Robert P. Badavas

/s/ Joseph W. Chow Joseph W. Chow	Director	June 22, 2007

/s/ Allyn C. Woodward, Jr.	Director	June 22, 2007
Allyn C. Woodward, Jr.

EXHIBIT INDEX

Exhibit No.	Description
4.1	Hercules Technology Capital Growth, Inc. 2004 Equity Incentive Plan (2007 Amendment and Restatement).

5.1	Opinion of Sutherland Asbill & Brennan LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Sutherland Asbill & Brennan LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included in the signature page)